CABLE & WIRELESS
USA

Cable & Wireless USA IxDirect Connect Agreement

Cable & Wireless USA Internet, LLC ("C&W USA") will provide and Customer will take Cable & Wireless USA IxDirect Connect Service on the terms contained in Attachments 1, 2, 3, 4, and 5 to this cover sheer (this cover sheet and such Attachments referred to collectively as the "Agreement").
US Data Authority CUSTOMER NAME	Cable & Wireless USA Internet, LLC
2234 N. Federal Hwy STREET ADDRESS	8219 Leesburg Pike
Boca Raton, FL 33431 CITYSTATEZIP	Vienna, VA 22182

/S/ Alan Weiss CUSTOMER SIGNATURE	/s/ David Rappa AUTHORIZED C&W USA SIGNATURE
ALAN WEISS, PRESIDENT PRINT NAME AND TITLE	David Rappa/ SAM PRINT NAME AND TITLE
7/16/99 CUSTOMER SIGNATURE DATE	7/19/99 C7W USA ACCEPTANCE DATE

Notice: This Agreement will not go into effect until executed by both Customer and C&W USA.

ATTACHMENT 3

CABLE & WIRELESS
USA

I. CONNECTION ORDERED

Check as applicable:

[_] New Connection at a New Customer Location

[X] New Connection at an Existing Customer Location

[_] Upgrade to an Existing Connection at an Existing Customer Location

[_] Coterminous Upgrade: (i.e., current Fixed Term Commitment expiration date and discount percentage remain the same) [NOTE: Do not complete Section II.8 below.]

[_] Upgrade with Term Extension: (i.e., New Fixed Term Commitment starts on date upgraded connection ready for Customer's use and continues for the Fixed Term set out in Section II.8 below, and subject to the discounts set out in Section II.8.)

[_] Renewal of an Existing Connection at an Existing Customer Location.

[_] Standard Renewal: (i.e., New Fixed Term Commitment starts on the day after expiration of the current Fixed Term Commitment)

[_] early Renewal: (i.e., New Fixed Term Commitment starts on the first day of the calendar month following the date C&W USA accepts in writing the Agreement or Amendment for which this Attachment 3 is a part unless such acceptance occurs after the 24th of a calendar month in which case the New Fixed Term Commitment starts on the first day of the 2nd calendar month after acceptance)
1.	Customer Name	US Data Authority
2.	Billing ID	03117958
3.	Circuit ID	1231949
4.	Served Location (City, State)	Boca Raton, FL
5.	Served Location NPA-NXX	561/999
6.	Transmission Rate	6 Meg fixed use
7.	Port Location (for DS3 only)	AWLDCASC3/POB/5:1

{Handwritten note:} Telco TCG 14CS22004041
MCI Ckt ID JTBCYJD4001

II. RATES AND CHARGES

A. Access Line

Check as applicable:

[X] Customer to arrange for access transmission facilities

If Customer arranges for a carrier ("Access Carrier") to Provide transmission facilities to enable the Customer to access the Service ("Access Line"), the, Customer shall (i) pay to the Access Carrier any and all charges assessed by the Access Carrier in connection with the Access Line, and (ii) pay to C&W USA the standard charge C&W USA assesses for customers that elect to make such arrangements ("Network Connection Charge" or "NCC").

[_] C&W USA to arrange for access transmission facilities

If C&W USA arranges for an Access Carrier to Provide an Access Line, the Customer shall pay C&W USA the Access Carrier's standard charges for the Access Line, as such charges may change from time to time, including (as applicable, but not limited to) all monthly recurring and one-time charge installation and reconfiguration for (i) low channel ("Loop"), (ii) central office connection ("COC"), and (iii) access coordination ("AC").

ATTACHMENT 3

CABLE & WIRELESS
USA

B. Network Connection

1. Installation Charge: $300 one-time

2. Reconfiguration Charge: $300 per occurrence

3. Monthly Charges:
[X]	Transmission Rate	Monthly Charge	[X]	Transmission Rate	Monthly Charge
[_]	DS-O (56/64 Kbps)	$[**]	[_]	Full Rate DS3
	Fractional T-1 and T-1		[_]	Up to 6.0 Mbps	$[**]
[_]	128 Kbps	$[**]	[_]	6.01 Mbps-9.0 Mbps	$[**]
[_]	256 Kbps	$[**]	[_]	9.01 Mbps-12.0 Mbps	$[**]
[_]	512 Kbps	$[**]	[_]	12.01 Mbps-15.0 Mbps	$[**]
[_]	T-1 (1.5 Mbps)	$[**]	[_]	15.01 Mbps-18.0 Mbps	$[**]
	N*T-1		[_]	18.01 Mbps-21.0 Mbps	$[**]
[_]	3.0 Mbps	$[**]	[_]	21.01 Mpbs-45.0 Mbps	$[**]
[_]	4.5 Mbps	$[**]
[_]	10.0 Mbps	$[**]
Fixed Rate DS3
[X]	6 Mbps	$[**]
[_]	9 Mbps	$[**]
[_]	12 Mbps	$[**]
[_]	16 Mbps	$[**]
[_]	18 Mbps	$[**]
[_]	21 Mbps	$[**]

4. N*T Connections:

(a) N*T-1 connections are implemented using multiple T-1 Access Lines as follows: (a) for 3.0 Mbps - 2 T-1s; (b) for 4.5 Mbps - 3 T.-1s; and (c) for 10.0 Mbps - 7 T-1s.

(b) For each N*T-l connection, the Customer is responsible for provisioning the required matching inverse multiplexer at its location

5. DS3 Connections:

(a) A DS3 connection is implemented using a single DS3 Access Line. The DS3 Access Line shall terminate at the C&W USA IP node noted in the "Connection Ordered" section above. If C&W USA determines that it is necessary to use transmission facilities to backhaul ft DS3 Access Line from such node to a C&W USA Internet backbone node at another location ("Backhaul Facilities"), the Customer shall pay additional charges for the Backhaul Facilities as follows: (i) if another carrier's facilities are used, the other carrier's standard one-time and monthly charges for such facilities, as such charges may change from time to time; and (ii) if C&W USA facilities are used, C&W USA's standard one-time and monthly charges for such facilities, as such charges may change from time to time.

(b) For each DS-3 connection, the Customer is responsible for provisioning the required matching DSU/CSU at its location.

(c) For a Full Ratio DS3 connection, the amount charged for a particular month is based on the Customer's "Average Monthly Usage" for that month. "Average Monthly Usage" for a particular month is the average traffic (expressed in Mbps) into or out of the port connection that month (measured in 5-minute intervals and then averaged over all of those intervals in that month), whichever us greater.

6. Price Changes: C&W USA reserves the right to change its Network Connection charges on thirty (30) days advance notice.

7. Billing Start Date and Partial Billing: The Monthly Charges for a Network Connection will be billed effective as of the date the Access Line used with that connection has been fully installed and tested, regardless of the status of Customer's equipment or the availability of the Service for Customer's use. Customers will be billed a prorated share of the above charges for connections installed, terminated, or reconfigured during the course of a monthly billing cycle.

8. Fixed Term Commitments:

(a) Discounts: If the Customer 0elects to commit to a fixed term for a Network Connection, the Customer will receive a discount ("Fixed Term Port Discount") off C&W USA's Monthly Charges for that connection as set forth below, and the Customer will receive a discount ("Fixed Term Access Line Discount") off the Monthly Charge for the Loop component of the Access Line (up to a T-1) used with that connection as set forth below. The fixed term start date for a new or upgraded connection and for an Access Line used with such a connection shall be the date the new connection or the upgraded connection, as applicable, along with its associated Access Line is installed, tested and first ready for the Customer's use. A Fixed Term Port Discount is applied on the Monthly Charges for the port connection after applying all other discounts and surcharges. A Fixed Term Access Line Discount is applied on the Monthly Charges for the Loop component of an Access Line (up to a T-1), but not on the Monthly Charges for the Loop component of a DS-3 Access Line or for the Monthly Charges for the COC or AC component of any Access Line. If no fixed term is selected below, the Customer will be deemed to have not elected to commit to any fixed term and the Customer will not receive any Fixed Term Port Discount nor any Fixed Term Access Line Discount.
		Fixed Term	Fixed Term Access Line discount
[X]	Fixed Term	Port Discount	56 Kbps	128, 256, and 512 Kbps and T-1
[_]	None	[**]%	[**]%	[**]%
[X]	1 year	[**]%	[**]%	[**]%
[_]	2 years	[**]%	[**]%	[**]%
[_]	3 years	[**]%	[**]%	[**]%
[_]	4 years	[**]%	[**]%	[**]%
[_]	5 years	[**]%	[**]%	[**]%

*DSSR: 27435

(b) EarlyTermination: If the Customer elects to commit to a fixed term for a network connection and if that connection is disconnected prior to the and of its fixed term, the Customer will pay an early termination charge equal to fifty percent (50%) of the Monthly Charge for the port connection (without any Fixed Term Discount being applied and exclusive of any charge for the Loop, COC or AC) multiplied by the number of months' remaining in the fixed term, provided, however, that no early termination charge shall apply if (i) the Customer terminates the connection due to C&W USA being in default hereunder and not curing such default, or (ii) C&W USA disconnects service due to any reason other than the Customer being in default hereunder.

C. Optional Features

[_] Newsfeed (either Puli or IHAVE): $[**] per month

[_] Prinary DNS:[**] per month

D. Expedites: If Customer requests C&W USA to expedite the delivery of Service, C&W USA will use its reasonable efforts to so expedite delivery and Customer will pay any applicable charges therefor.

[END OF ATTACHMENT]

CABLE & WIRELESS
USA

ATTACHMENT 4
C&W USA'S POLICY AGAINST SPAMMING1

C&W USA and its affiliates provide to business and consumer users several information technology related services, including such service as Internet access, various electronic mail (email) packages and services, World Wide Web website hosting arrangements, and other online and Internet-related services.

It is contrary to C&W USA policy for any user of any of these services to effect or participate in any of the following activities through an C&W USA-provided service:

  To post ten (10) or more messages similar in content to Usenet or other newsgroups, forums, email mailing lists or other similar groups or lists;

  To post any Usenet or other newsgroup, forum, email mailing list or other similar group or list articles which are off-topic according to the charter or other owner-published FAQ or description of the group or list;

  To send unsolicited Emailings to more than twenty-five (25) small users, if such unsolicited Emailings could reasonably be expected to provoke complaints;

  To falsify user information provided to C&W USA or to other users of the service in connection with use of an C&W USA service;

  To engage in any of the foregoing activities by using the service of another provider, but channeling such activities through an C&W USA account, remailer, or otherwise through an C&W USA service or using an C&W USA account as a maildrop for responses or otherwise using the services of another provider for the purpose of facilitating the forgoing activities if such use of another party's service could reasonably be expected to adversely affect an C&W USA service.

C&W USA considers the above practices to constitute abuse of our service and of the recipients of such unsolicited mailings and/or postings, who often bear the expense. Therefore, there practices are prohibited by C&W USA's terms and conditions of service, Engaging in one or more of these practices will result in termination of the offender's account and/or access to C&W USA services.

In addition, C&W USA reserves the right, where feasible, to implement technical mechanisms which block multiple postings as described above before they are forwarded or otherwise sent to their intended recipients.

This policy addresses only the kinds of network abuse specifically enumerated above. In addition to these activities, C&W USA's terms and conditions of service also prohibit other forms of abuse such as harassment and the posting of illegal or unlawful materials, and C&W USA will respond as appropriate to these other activities as well.

Nothing contained in this policy shall be construed to limit C&W USA's actions or remedies in any way with respect to any of the foregoing activities, and C&W USA reserves the right to take any and all additional actions it may deem appropriate with respect to such activities, including without limitation taking action to recover the costs and expenses of identifying offenders and removing them from the C&W USA service, and levying cancellation charges to cover C&W USA's costs in the event of disconnection of dedicated access for the causes outlined above. In addition, C&W USA reserves at all times all rights and remedies available to it with respect to such activities at law or in equity.

If you have any questions regarding this policy on Spamming, please contact policies@cwix.com.

1This policy is included in this Agreement for the Customer's information and constitutes the policy as it exists at the time of executor of this Agreement. This policy is subject to change upon public posting by C&W USA and without the agreement of the Customer.

[END OF ATTACHMENT]

CABLE & WIRELESS
USA

Attachment 5
Cable & Wireless USA IxDirect Connect Service Objectives

  Scope Of Coverage. The C&W USA service objectives apply Only to the service outages directly related to Customer's access port, to the router to which the access port is connected, to C&W USA's backhaul facilities. and to any network transport on C&W USA's Internet backbone (the "C&W USA BIPP"). C&W USA's border router will serve as the point of demarcation for coverage. The scope of coverage excludes, without limitation, all other public internet backbones and networks, any server on the Internet, customer promise equipment ("CPE"), local access service, and packet delivery to or from the Internet.

  Performance Objective. C&W USA will use diligent efforts to ensure that eligible trouble tickets isolated to an area within the scope of coverage will be resolved in less than ten (10) minutes. Failure to meet this objective may make Customer eligible for a Service credit to be applied to Customer's next regularly-scheduled invoice for the Service. Processing of any Customer credit will be done by the appropriate C&W USA account sales team, who will apply the credit parameters specified in Section 6.

  Measurement of the Objective. Mean-Time-To-Restore ("MTTR") is the measurement that will be used to measure the performance objective, MTTR will be calculated on a per occurrence basis, starting with the opening by Customer of a trouble ticket and ending when C&W USA makes its first attempt to notify Customer of restoration of the Service. One of three levels of trouble ticket severity will be assigned to each ticket, depending on the impact of the service issue to Customer's business: (1) Severity 1- System down - Cannot PING to any host - complete access router, access port failure or BIPP logical routing error; (2) Severity 2- System partially down - Can PING to some hosts - partial access router or port failure; (3) Severity 4- Informational, CPE work or other. Only trouble tickets that are classified by C&W USA as Severity I conditions may make Customer eligible for Service credits under this Agreement,

  Customer Reporting Procedures. At the time Customer believes, that an out-of-service condition has occurred, Customer must enter a trouble ticket by calling the designated Internet Network Operations Center ("INOC") trouble line. Once the ticket has been opened, the appropriate C&W USA organizations will initiate diagnostic testing and trouble isolation activities to determine the source of the difficulty. If the trouble is diagnosed as one which may be within the scope of coverage, responsibility and management of the trouble ticket will be assumed by the INOC. Responsibility for trouble ticket initiation rests solely with Customer. Any necessary follow up is the joint responsibility of Customer and the C&W USA account sales team. No service credits can be extended for any customer outage unless a trouble ticket has been opened with the C&W USA INOC. In addition, Customer must request a credit from the C&W USA account sales team.

  Other Exclusions. The service level objectives contained herein cover only outages isolated to the covered areas, as specified in Section 1 above. The objectives apply only to out-of-service conditions and do not apply to service interruptions, degradation of service, packet loss, or sub-optimal performance on the C&W USA DIPP. Measurement of outages will be as provided in Section 3. In no case will PING Tests performed by customers be recognized by C&W USA as a valid, measurable criterion for outage determination for the purposes of establishing a service credit hereunder. The service level objectives contained herein apply only to C&W USA IxDirect Connect Customers. They do not apply to Internet Service Providers ("ISPs") who have a "pearing" relationship with C&W USA nor do they apply to customers of an C&W USA customer who may resell the Service. For the purpose of this Agreement, "pearing" is defined as the exchange of customer packets at the network level between an ISP and C&W USA, either at a public interconnection point (NAP), or through a direct connection with C&W USA.

  Under no circumstances will credits be given for outages involving: (a) trouble tickets associated with new installations (i.e., before service acceptance by Customer); (b) trouble tickets erroneously opened by the customer, (c) required Customer circuit release for testing and network migrations/upgrades; (d) trouble tickets opened by Customer for circuit monitoring purposes only; and (e) events beyond C&W USA's reasonable control.

  Customers Remedy for C&W USA's Failure to Meet Service Objective. Subject to the limitations contained elsewhere in these objectives, Customer will be entitled to receive certain credits for covered outages of the Service, which are the fault of C&W USA. To be eligible for a credit hereunder Customer must follow the trouble reporting procedures established above, the covered outage must exceed the MTTR objectives, and Customer must request a credit from the C&W USA account sales team. No credit will be given unless the actual MTTR for an eligible Severity I trouble ticket is at least ten (10) minutes. Customer's Service credit will be a prorated amount dependent upon the length of the service outage and Customer's Monthly Recurring Port Charge ("MRPC") for the Service, as follows:

Length of Service Outage	Amount of Credit
Less than 10 minutes 10 minutes to 180 minutes more than 180 minutes	[**] [**] days prorated MRP [**] days prorated MRPC

Customer may receive no more than one such credit for the [**] ([**]) hour period beginning with the opening of the trouble ticket, even if more than one outage occurs during that period. Customer's total credit in any contract year shall not exceed [**] ([**]) days' MRPC. Residual credits may not be carried over to subsequent years. THIS CREDIT SHALL BE CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY SERVICE OUTAGE OR ANY C&W USA FAILURE TO MEET THE SERVICE OBJECTIVES.

[END OF ATTACHMENT]

To: DAVID RAPPA

From: STEVE KEHOE 7032876826

Subject: US DATA AUTHORITY SE LAO 31209

Date Closed/Revised: 11/19/99 11/19/99

Request:
NEED PORT AND ENTRANCE APPROVAL FOR A FULL RATE DS-3 IN DALLAS. ALSO NEED LOWER PORT PRICING FOR DS-3 AND OC-3 FOR THE FIXED RATE PRODUCT. ALSO LOOKING FOR A DISCOUNT SCHEDULE DEPENDENT ON THE NUMBER OF DS-3 AND OC-3 PORTS.

Response:
-THE FOLLOWNG IS APPROVED IS BASED ON A 3 YEAR TERM.
-THE FIXED RATE OS-3 PORT PRICING (PORT ONLY)
45 MBPS	BASE RATE $[**]/MO

FULL RATE OC-3 PORT PRICING/FIXED RATE (PORT ONLY)
0-60 MBPS	BASE RATE $[**]/MO
60.01-75 MBPS	$[**]/MO
75.01-90 MBPS	$[**]/MO
90.1-105 MBPS	$[**]/MO
105.1-120 MBPS	$[**]/MO
120.01-135 MBPS	$[**]/MO
135.01-155 MBPS	$[**]/MO

**RATES BASED FOLLOWING DISCOUNT SCHEDULE:

1ST 12 MONTHS: US DATA AUTHORITY SHALL RECEIVE MAXIMUM DISCOUNT ([**]%) FOR ALL CIRCUITS ORDERED.

PAST 12 MONTHS: ANY NEW CIRCUIT ORDERED WILL BE GIVEN THE DISCOUNT BASED ON THE AMOUNT OF PORTS ORDERED WITH US AT THAT TIME (BASED ON DS-3 AND OC-3 PORTS).
PORTS	DISCOUNT
0-15 15-30 >30	[**]% [**]% [**]%

-LOOPS AND BACKHAUL ARE IN ADDITION.
-IF THE CUSTOMER SUPPLIES THE LOCAL LOOP THEN THE NCC FEE MAY BE WAIVED.
-IF A DS-3 OR OC-3 CONNECTION WILL TERMINATE IN A BIPP NODE THEN YOU WILL NEED TO DETERMINE ENTRANCE AND PORT APPROVAL VIA A DSSR.
-DSSR GROUP WILL WORK WITH THE CONTRACTS DEPARTMENT TO ARRANGE FOR A CONTRACT ADDENDUM WHICH WILL DETAIL THE DISCOUNT TABLE.

Justification:
MEETS CWUSA PROFITABILITY STANDARDS,

EXHIBIT A
PRICING SCHEDULE

I. Pricing, Minimum Monthly End User Commitment and Trial Period.

a. Pricing. Except for the Test Period defined in Section I.C. below, a the end of each C&W USA monthly billing period ("Monthly Billing Period"), C&W USA shall calculate the number of End Users that used the Service that monthly Billing Period to determine the threshold level set forth below that the Customer falls within to then determine the rate ("Monthly Rate") at which C&W USA shall bill the Customer that Monthly billing Period for all End Users, subject to the Minimum Monthly End User Commitment requirements set forth below. For example: if there were 50,000 End Users that used the Service during the 5th Monthly Billing Period after the Service Start Date defined below, C&W USA would bill the Customer $400,000 ($8.00 x 50,000) for that Monthly Billing Period plus any applicable charges for End Users in accordance with Note (2) below. Since C&W USA shall only provide under the Agreement wholesale dial Internet service with access originating in the U.S. the below pricing only applies to this type or access.
Number of End Users that used the Service during a particular Monthly Billing Period	Monthly Rate per End User*
0 to 249,999	$[**].00
250,000 to 499,000	$[**].00
Over 400,000	$[**].00

*Notes:

    Starting with the [**] ([**]) Monthly Billing Period and continuing with each Monthly Billing Period thereafter, fi the average usage based on all End Users' usage during any Monthly Billing Period is [**] hours or more per Monthly Billing Period, C&W USA reserves the right to raise the Monthly Rates set forth above upon [**] ([**]) days prior written notice to Company.

    For ISDN and Toll Free access, the Customer shall pay C&W USA an additional $[**] per hour per End User for each hour of such usage regardless of the total number of hours of usage by any End User.

    It is acknowledged that the Customer shall be providing its own customer service, billing and fulfillment to its End Users. Therefore, the above rates apply only to Internet network access and do not include any C&W USA-provided customer service, billing or fulfillment to End Users. Further, it is understood that C&W USA is only selling wholesale dial Internet service originating in the U. S. Therefore, the above rates apply only to such service.

b. Minimum Monthly End User Commitment. the Customer must have the minimum number of End Users set forth below (each, a "Minimum Monthly End User Commitment") that used the Service during each of the monthly billing periods (each "Monthly Billing Period") set forth below. If the Customer does not meet the applicable Minimum Monthly End User commitment for a particular Monthly Billing Period, the Customer shall pay C&W USA the Minimum Monthly End User Commitment applicable to that Monthly Billing Period multiplied by the applicable Monthly Rate set forth above. For example, if during the [**]th Monthly Billing Period the number of End Users that used the Service during that Monthly Billing Period is [**], the Customer shall pay C&W USA $[**] for that Monthly Billing Period (i.e., the Monthly End User Commitment for that Monthly Billing Period of [**] end Users multiplied by $[**].00, the Monthly Rate applicable to [**] end Users) plus any applicable additional charges for End Users in accordance with Note (2) above.
Monthly Billing Periods*	Minimum Monthly End User Commitment for each Monthly Billing Period
1st Monthly Billing Period through 5th Monthly Billing Period	[**]
6th Monthly Billing Period through 8th Monthly Billing Period	[**] per each Monthly Billing Period
9th Monthly Billing Period through 11th Monthly Billing Period	[**] per each Monthly Billing Period
12th Monthly Billing Period and each Monthly Billing Period thereafter	[**] per each Monthly Billing Period

*The 1st Monthly Billing Period set forth above shall start during the first (1st) Monthly Billing Period after the Test Period; provided that the Customer does not terminate the Test Period as set forth below.

c. Test Period. C&W USA shall provide the Service on a test basis during the first three (3) full months after C&W USA first makes available the Service for registration by Customer's End Users ("Test Period"). During the Test Period, customer may register up to three hundred fifteen (315) End user test accounts ("End user Test Accounts") at no charge per End User to Customer; provided that each End User Test Account does not exceed 150 hours of usage per each Monthly Billing Period during the Test Period. Customer may, at any time during the Test Period, terminate the Agreement without incurring the termination charge set forth below by proving ten (10) days' prior written notice of termination to C&W USA. If Customer does not terminate the Agreement as set forth in the preceding sentence, the initial Term shall start as set forth in Section II below and C&W USA shall start billing the customer for each End User that used the Service during each Monthly Billing Period.

II. Termination Charge. In the event of a termination by Customer prior to the expiration of the initial Term or any renewal term, Customer agrees to pay a termination charge to C&W USA equal to the average of the total monthly charges for the three (3) Monthly Billing Periods preceding times the number of Monthly Billing Periods remaining in the initial Term or the then-current renewal term.

III. Term. The initial term of the Agreement shall start on the first day of the first (1st) Monthly Billing Period after the end of the Test Period and it shall continue for [**] ([**]) Monthly Billing Periods thereafter unless either provides written notice of termination to the other party at least [**] ([**]) days' prior to the end of the initial Term. If the initial Term is not terminated as set forth in the preceding sentence, the initial term shall automatically renew [**] ([**]) year increments unless either party provides written notice of termination to the other party at least [**] ([**]) days' prior to the end of the then-current renewal term.

IV. Price Schedule Updates. C&W USA reserves the right to increase the rates at the end of the initial term and any renewal term upon [**] ([**]) days prior written notice.

CABLE & WIRELESS
USA

Addendum to Customer Agreement
for Wholesale and Virtual ISP Integrated Solutions
Dial-Up Internet Access Services

This Addendum ("Addendum") to the Customer Agreement for Wholesale and Virtual ISP Integrated Solutions Dial-Up Internet Access Services ("Agreement") is entered into by and between Cable & Wireless USA, Inc. ("C&W USA ") and US Data Authority ("Customer"). This addendum only modifies the Agreement to the extent specifically set forth below. Any capitalized terms not specifically defined in the Addendum shall have the same meaning as defined in the Agreement. The Addendum shall becomes effective on the date of the last party to sign below.

The Agreement is modified as follows:

  Purpose. The purpose of this Addendum is to set forth the rates and minimum commitments that shall apply to the Wholesale Dial-Up Internet Access Services that C&W USA shall provide to Customer in accordance with the terms set forth in the Agreement (including all Exhibits attached thereto) and this Addendum.

  Pricing Schedule. Delete Exhibit A, pricing Schedule, and replace ti with the attached "Exhibit A. Pricing schedule".
	US Data Authority		Cable & Wireless USA, Inc.
Signature:	/s/ Alan Weiss	Signature:	/S/ David Rappa
Printed Name:	Alan Weiss	Printed Name:	David Rappa
Title:	President	Title:	SAM
Date:	02/23/00	Date:	02/25/00